UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2018

REGENXBIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37553	47-1851754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9600 Blackwell Road, Suite 210 Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

(240) 552-8181

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to License Agreement with AveXis

On January 8, 2018, REGENXBIO Inc. (the “Company”) entered into a First Amendment (the “Amendment”) to the License Agreement dated March 21, 2014 (the “License Agreement”) between the Company and AveXis, Inc. (“AveXis”). Under the Amendment, the Company granted AveXis an exclusive, worldwide commercial license, with rights to sublicense, to any recombinant adeno-associated virus (AAV) vector in the Company’s intellectual property portfolio during the term of the License Agreement for the treatment of spinal muscular atrophy (“SMA”) in humans by in vivo gene therapy. Under the original License Agreement, the Company had granted AveXis a license relating only to the AAV9 vector.

Additionally, the Amendment modifies the terms and conditions of the License Agreement relating to assignment. Under the amended assignment provision, AveXis is permitted to transfer the License Agreement without the Company’s consent in connection with a change of control of AveXis, subject to the transferee or successor agreeing in writing to be bound by the terms of the License Agreement and the payment to the Company of certain fees due upon such change of control, as described below. Under the original License Agreement, any assignment by AveXis without the Company’s prior written consent had been prohibited. The Amendment also provides that, solely upon the written request of AveXis, the Company may, in its sole discretion after receipt of such request, provide certain collaboration services to AveXis regarding the development and commercialization of gene therapy product candidates for the treatment of SMA.

Pursuant to the Amendment, in consideration for the additional rights granted thereunder, AveXis paid to the Company a fee of $80.0 million upon entry into the Amendment. In addition, AveXis will pay to the Company (i) $30.0 million on the first anniversary of the effective date of the Amendment, (ii) $30.0 million on the second anniversary of the effective date of the Amendment and (iii) potential commercial milestone payments of up to $120 million. In the event of a change of control of AveXis, to the extent that any fee described in (i) or (ii) above, or the first $40 million of milestone payments described in (iii) above, has not yet been paid to the Company, AveXis will be obliged to pay any such unpaid fee to the Company upon the change of control. Additionally, for any product developed for the treatment of SMA using an AAV vector, other than AAV9, REGENXBIO will receive a low double-digit royalty on net sales.

A copy of the Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company intends to seek confidential treatment for certain portions of the Amendment.

Item 7.01.	Regulation FD Disclosure.

On January 8, 2018, the Company and AveXis issued a press release announcing their entry into the Amendment. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated January 8, 2018 relating to the entry into the Amendment by the Company and AveXis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: January 9, 2018	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II
Senior Vice President, General Counsel